As filed with the Securities and Exchange Commission on March 15, 2012.
Registration No. 333-174245

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 8
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Regional Management Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	6141 (Primary Standard Industrial Classification Code Number)	57-0847115 (I.R.S. Employer Identification No.)
509 West Butler Road
Greenville, South Carolina 29607
Telephone: (864) 422-8011
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas F. Fortin
Chief Executive Officer
Regional Management Corp.
509 West Butler Road
Greenville, South Carolina 29607
Telephone: (864) 422-8011
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Joshua Ford Bonnie Lesley Peng Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Telephone: (212) 455-2000 Facsimile: (212) 455-2502	Colin J. Diamond White & Case LLP 1155 Avenue of the Americas New York, New York 10036 Telephone: (212) 819-8200 Facsimile: (212) 354-8113

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		PROPOSED MAXIMUM	PROPOSED MAXIMUM
TITLE OF EACH CLASS OF	AMOUNT TO BE	AGGREGATE OFFERING	AGGREGATE OFFERING	AMOUNT OF
SECURITIES TO BE REGISTERED	REGISTERED(1)	PRICE PER UNIT(2)	PRICE(1)(2)	REGISTRATION FEE
Common Stock, par value $0.10 per share	4,830,000	$19.00	$91,770,000	$10,516.85(3)

(1)	Includes 630,000 shares of common stock subject to the underwriters’ over-allotment option.

(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the shares of common stock being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the Financial Industry Regulatory Authority and the New York Stock Exchange.

Filing Fee – Securities and Exchange Commission	$10,516
Fee – Financial Industry Regulatory Authority, Inc.	9,178
Listing Fee – New York Stock Exchange	125,000
Fees and Expenses of Counsel	2,000,000
Printing Expenses	300,000
Fees and Expenses of Accountants	900,000
Miscellaneous Expenses	430,306

Total	$3,775,000

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated bylaws will provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibit Index

1.1		Form of Underwriting Agreement*
3.1		Form of Amended and Restated Certificate of Incorporation of the Registrant*
3.2		Form of Amended and Restated Bylaws of the Registrant*
5.1		Opinion of Simpson Thacher & Bartlett LLP regarding validity of the shares of common stock registered*
5.2		Opinion of Womble Carlyle Sandridge & Rice LLP*
10.1		Form of Amended and Restated Shareholders Agreement*
10.2		Fourth Amended and Restated Loan and Security Agreement, dated as of January 18, 2012, among the lenders named therein, Bank of America, N.A., as the agent, and the Registrant, Regional Finance Corporation of South Carolina, Regional Finance Corporation of Georgia, Regional Finance Corporation of Texas, Regional Finance Corporation of North Carolina, Regional Finance Corporation of Alabama and Regional Finance Corporation of Tennessee, as borrowers*
10	.3.1	Senior Subordinated Loan and Security Agreement, dated as of August 25, 2010, by and among the lenders named therein, Palladium Capital Management III, L.L.C., as the agent, and the Registrant, Regional Finance Corporation of South Carolina, Regional Finance Corporation of Georgia, Regional Finance Corporation of Texas, Regional Finance Corporation of North Carolina, Regional Finance Corporation of Alabama and Regional Finance Corporation of Tennessee*
10	.3.2	First Amendment and Extension to Senior Subordinated Loan and Security Agreement dated as of January 18, 2012 the lenders named therein, Palladium Capital Management III, L.L.C., as the agent, and the Registrant, Regional Finance Corporation of South Carolina, Regional Finance Corporation of Georgia, Regional Finance Corporation of Texas, Regional Finance Corporation of North Carolina, Regional Finance Corporation of Alabama and Regional Finance Corporation of Tennessee*
10.4		Regional Management Corp. 2007 Management Incentive Plan*
10.5		Form of Regional Management Corp. 2011 Stock Incentive Plan and Forms of Nonqualified Stock Option Agreement*
10.6		Form of Regional Management Corp. Annual Incentive Plan*
10.7		Option Award Agreement with Robert D. Barry, dated as of October 11, 2007*
10.8		Option Award Agreement with Thomas F. Fortin, dated February 26, 2008*
10.9		Option Award Agreement with Robert D. Barry, effective as of April 23, 2008*
10.10		Option Award Agreement with C. Glynn Quattlebaum, dated as of October 11, 2007*
10.11		Employment Agreement, dated as of March 21, 2007, between C. Glynn Quattlebaum and the Registrant; First Amendment, dated as of July 18, 2008; Second Amendment, dated effective as of January 1, 2009; Third Amendment, dated as of April 13, 2010; and Fourth Amendment, dated as of May 17, 2011*
10.12		Employment Agreement, dated as of February 29, 2008, between the Registrant and Thomas F. Fortin; First Amendment to Employment Agreement between the Registrant and Thomas F. Fortin, dated as of July 18, 2008; Second Amendment, dated effective as of January 1, 2009; Third Amendment, dated as of April 13, 2010; and Fourth Amendment, dated as of May 17, 2011*

10.13	Letter agreement, dated as of July 1, 2008, between the Registrant and Robert D. Barry; the letter agreement, dated as of April 13, 2010; and the letter agreement, dated as of May 17, 2011*
10.14	Amendment 1, dated as of March 8, 2012 to Employment Agreement between the Registrant and Glynn C. Quattlebaum*
21.1	Subsidiaries of the Registrant*
23.1	Consent of McGladrey & Pullen, LLP
23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)*
23.3	Consent of Roel C. Campos to be named as a director nominee*
23.4	Consent of Alvaro G. de Molina to be named as a director nominee*
23.5	Consent of Thomas F. Fortin to be named as a director nominee*
23.6	Consent of Carlos Palomares to be named as a director nominee*
23.7	Consent of Womble Carlyle Sandridge & Rice LLP (included as part of Exhibit 5.2)*
24.1	Power of Attorney (included on signature page to this Registration Statement)*

*	Previously filed.

(b)	Financial Statement Schedules
None. Financial statement schedules have been omitted since the required information is included in our consolidated financial statements contained elsewhere in this registration statement.

ITEM 17. Undertakings.

(1)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3)	The undersigned Registrant hereby undertakes that:

(A)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenville, South Carolina, on the 15th day of March, 2012.

Regional Management Corp.

By:	/s/ Thomas F. Fortin
Name:    Thomas F. Fortin

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 15th day of March, 2012.

Signature	Title

* David Perez	Chairman of the Board of Directors

* Richard T. Dell’Aquila	Director

* Richard A. Godley	Director

* Jared L. Johnson	Director

* Erik A. Scott	Director

/s/ Thomas F. Fortin Thomas F. Fortin	Chief Executive Officer (principal executive officer)

* Robert D. Barry	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

*By:	/s/ Thomas F. Fortin
Name: Thomas F. Fortin
Title:   Attorney in Fact

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